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FOR IMMEDIATE RELEASE
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Contact:
Robert Stutman, Chairman & CEO                Carl Hymans/Danielle Della Pella
U.S. Alcohol Testing of America, Inc.         G.S. Schwartz & Co. Inc.
(617) 320-8500                                (212) 725-4500


             U.S. ALCOHOL TESTING OF AMERICA ANNOUNCES FINALIZATION
                  OF ACQUISITION OF ROBERT STUTMAN & ASSOCIATES


RANCHO CUCAMONGA, CA, May 21, 1996--U.S. Alcohol Testing of America, Inc. (AMEX:AAA) (USAT) today announced the closing of the Company's acquisition of Robert Stutman & Associates (RSA), one of the country's leading providers of corporate "Drug-Free Workplace" programs. Previously, Stutman & Associates had a strategic alliance with USAT.

U. S. Alcohol Testing, Inc. acquired all shares of RSA, in exchange for $2.5 million in cash. Payment of $2.1 million in cash will be made at the closing, with the remaining $400,000 paid in one year, with interest at 7.5%, secured by a lien on all of the assets of USAT except for cash, cash equivalents, securities and certain contracts, including a Cooperative Research and Development Agreement, signed in 1992 with the Naval Research Lab, to develop technology known as the flow immunosensor, to test for drugs of abuse.

In addition, Mr. Stutman will receive 500,000 shares of USAT restricted stock values at $3 1/8 on April 17, 1996, the date the transaction was agreed to, and a three-year warrant to purchase shares of USAT at $3 1/8. Warrant shares and the 500,000 shares are subject to piggy-back and demand registration rights.

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According to Linda Masterson, President and Chief Operating Officer of USAT,
"The finalization of this sale marks the beginning of a new chapter in our history. By adding the expertise of the RSA staff and the company's proven success in the industry to USAT's operations and growth strategies, we hope to penetrate a greater portion of the marketplace. Our goals have been to enhance the services and technology of USAT and the acquisition of RSA facilitates our restructuring efforts."

U.S. Alcohol Testing of America, Inc., through its wholly-owned subsidiaries, provides comprehensive employment screening services to the public and private sectors, including state-of-the-art, drug and alcohol testing, training and consulting services and employee hotlines. The Company manufactures, markets and distributes unique substance testing equipment for testing analysis used by law enforcement agencies and industry and has an on-site toxicology laboratory service. The Company's majority-owned subsidiary, U.S. Drug Testing, Inc., is engaged in the research and development of devices which detect drugs of abuse from urine and saliva samples.

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